Exhibits 5.1

November 21, 2005

Board of Directors

Advanced Cell Technology, Inc.

381 Plantation Street

Worcester, MA 06515

Re:                               2004 Stock Option Plan

2004 Stock Option Plan II

2005 Stock Incentive Plan

Gentlemen:

We have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-127726 (the “Registration Statement”) to be filed by Advanced Cell Technology, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof in connection with the assumption pursuant to Rule 414 of the Securities Act of 1933, as amended, by the Company of the registration statement on Form S-8, Registration No. 333-127726, filed by the Company’s predecessor, Advanced Cell Technology, Inc., a Nevada corporation (“ACT-NV”), relating to shares of Common Stock reserved by ACT-NV that are subject to issuance by ACT-NV upon the exercise of stock options (the “Options”) granted under the above-referenced stock option plans (the “Plans”).  We understand that the Options and the Plans have been assumed by the Company and that in accordance with the terms of the Plans, the Company has reserved shares (the “Shares”) of Common Stock of the Company for issuance upon the exercise of the Options.  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B.

We have examined copies of the Certificate of Incorporation and By-laws of the Company, copies of all pertinent records of meetings of the board of directors and stockholders, the Registration Statement, the Plans, and such other documents relating to the Company as we have deemed material for purposes of this opinion.

In our examination of the foregoing, we have assumed that each document accurately conforms to the original, the original was signed by the person or persons indicated, and each signatory had the required legal capacity and authority to sign the document.

We express no opinion herein as to the laws of any state other than the laws of the State of Delaware and federal securities laws of the United States of America.

It is understood that this opinion is to be used only in connection with the filing of the Registration Statement.  We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms and conditions of the Plans, will be validly issued, fully paid, and non-assessable.

We consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement.  This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof.

Very truly yours,

PIERCE ATWOOD LLP

By:	/s/ Christopher E. Howard
Christopher E. Howard
Partner